Exhibit 6.1  Form of Broker Agreement

This agreement made and entered into effective the _____ day of ______________, _______ between Alliance HealthCard, Inc. whose principal offices are at 3500 Parkway Lane, Suite 310, Norcross, Georgia 30092, hereinafter referred to as "Alliance" and:


                  __________________________________________

                  __________________________________________

                  __________________________________________

                  __________________________________________


herein referred to as "(BROKER)"

The parties to the Agreement agree as follows:

1.   Authorization to Market

Alliance hereby grants (BROKER) a non-exclusive right to market and promote the services and products of Alliance Healthcard to (BROKER)'s clients and prospects in the States where Alliance currently conducts business and offers network services.

2.   Pricing

The Alliance Healthcard membership fees charged to clients of (BROKER) and/or their clients' employees, will be in accordance with Alliance's current fee structure as outlined in Exhibit B, and as modified by Alliance from time to time. Any deviation from the established pricing levels must be approved, by prior written notification, by Alliance.

3.   Commission Payouts/Time Frame

(BROKER) will be paid a commission based on the schedule below for all Healthcard Membership fees generated by clients of (BROKER).


Service Level                                 Year 1        Year 2        Year 3
--------------------------------------------------------------------------------
Independent Sale                               15%            10%          8%

Joint Alliance/Broker involvement              10%             8%          5%


For programs with reduced benefits, commissions will be based on 12% for 1st year membership revenue and 8% for 2nd year membership revenue. Accounts sold jointly with Alliance will pay commissions equal to 60% of the rate defined above for programs with reduced benefits. Commission payments will be calculated on a quarterly basis for all membership fee revenue received during the quarter, and will be processed within 30 days following the end of the calculation period. Commissions are calculated on the basis of net membership fees retained by

Alliance. All commissions that have been paid on Membership fees in the current membership year which must subsequently be refunded to the member shall be debited against future commission payments due (BROKER).


4.   Right to Audit

During the term of this Agreement and for a one (1) year period thereafter, both parties shall be entitled to conduct an audit of the other party's files related to this agreement solely to the extent necessary to ensure compliance with the audited party's obligations hereunder. The parties shall make their files available for audit for a maximum of one (1) week period each calendar year upon thirty (30) days prior written notice by the auditing party. Should the audit reveal potential violations, the auditing party shall document such violations and provide such documentation to the other party. The party being audited shall have thirty (30) days from the receipt of such documentation to respond to and/or remedy any such violations that may exist. The auditing party shall have the right, at its sole discretion to conduct a re-audit within sixty (60) days of the initial audit to verify that the correction of any violation has been made. All expenses incurred in conducting the audits outlined in this section shall be the responsibility the auditing party.

5.   Confidentiality/Non-Compete/Non-Exclusivity

Alliance agrees that all confidential information, specifically knowledge acquired regarding customers or prospects of (BROKER) will not be shared with competitors of (BROKER).

(BROKER) agrees that all confidential information, including but not limited to knowledge acquired regarding Alliance's services, systems, protocols, methodologies, procedures, trade secrets, provider directories and discount rates, fees, customers and prospects, will not be shared with competitors of Alliance. (BROKER) further agrees that it will not pursue the sale of Alliance services to Alliance's existing clients or prospects. It is Alliance's responsibility to provide (BROKER) with such customer/prospect information. Failure of Alliance to provide such information in a timely manner shall relieve (BROKER) of its restriction in this regard. Further (BROKER) agrees that it will not on it's own or with others develop any program similar to the Alliance HealthCard at any time during the existence of this agreement or for a period of Twelve (12) months following its termination.

Nothing in this agreement establishes an exclusive arrangement between the parties.

6.   Acceptance Of Business

Alliance retains sole discretion as to the acceptance or rejection of business produced by (BROKER). (BROKER) agrees to comply with the "New Account Implementation Process" detailed in Exhibit D. Failure to comply with said Process may result in the rejection of business and/or loss of commission payments to (BROKER).

7.   Notification

Notification required hereunder shall be deemed to have been given by the notifying party's sending to the other party, by US Mail or any delivery service offering proof of delivery, properly addressed as follows:

                    Alliance                      BROKER

                    Alliance HealthCard, Inc.     _____________________
                    3500 Parkway Lane             _____________________
                    Suite 310                     _____________________
                    Norcross, GA 30092            _____________________

Term/Termination

This agreement shall run continuously unless terminated by either party. Termination with or without cause may occur upon 30 days written notice to the other party. Commissions earned by (BROKER) as of the date of termination will continue to be paid in accordance with the terms outlined in paragraph 3.

Agreed To By Broker:

________________________________
Name (Print)

________________________________
Signature

________________________________
Title

________________________________
Date

Accepted By Alliance:

________________________________
Name (Print)

________________________________
Signature

________________________________
Title

________________________________
Date

                                   Exhibit A



                [CHART OF STATES AND SERVICES OFFERED THEREIN]


                                   Exhibit B

                                Membership Fees

GOLD CARD

     The annual base membership fee for the Alliance HealthCard Gold Card is $120 for the cardholder and includes access for all family dependents. The Alliance HealthCard will offer but is not limited to the following services under the Gold Card program:

                    Dental              Orthodontics
                    Vision              Cosmetic Surgery
                    Hearing             Pharmacy
                    Chiropractic        Mental Health/Life Care
                    Nutrition           Massage Therapy
                    Physical Therapy    Alternative Medicine

PLATINUM CARD

The annual base membership fee for the Alliance HealthCard Platinum Card is $192 for the cardholder and includes access for all family dependents. The Platinum Card will provide national access to a network of Primary Care Physicians and Specialists in addition to the core services described under the Gold Card.

**ANY REDUCTION IN PRICING MUST BE APPROVED BY THE VICE PRESIDENT OF SALES OR THE PRESIDENT OF THE ALLIANCE HEALTHCARD.

Agreed To By:

________________________________
Name (Print)

________________________________
Signature           Date


Accepted By Alliance:

________________________________
Name (Print)

________________________________
Signature           Date

Exhibit C


                          [CLIENT LIST OF THE BROKER]


                                   Exhibit D

New Account Implementation Process

1) Complete the enclosed "New Account Implementation Form" and fax it to the Alliance Healthcard Customer Service Department at (770) 734-9253. We will assign a group number to the account and advise you of this number. If you also plan to market the Healthcard to individuals, list "individuals" as the employer name. You do not need to complete the balance of the Customer Information for this individual's account and will not need to complete "New Account Implementation Forms" for each individual account.

2) If the employer is partially or fully funding the membership fees, written confirmation of Alliance's ability to invoice the employer directly for these fees must be received from the employer prior to Alliance processing any member applications for the account.

3) Alliance will send you a supply of Enrollment kits as indicated on the New Account Implementation Form. The initial supply of kits for each new account will be provided to you at no charge. Additional kits in excess of the initial supply will be billed to you.

4) Distribute Healthcard enrollment materials to employer/employees. The enrollment kits must include the program summary, Membership Application, and the postage paid return envelope addressed to Alliance for the application. These items must be mailed/distributed utilizing the Alliance Healthcard 6" x 9" mailing envelope included with the kit. You must customize the Membership Applications to include the Group Number we provide you for each customer or to include the group number assigned to your individuals account.

5) Once a Membership Application is received by Alliance we will process the application and bill the member or employer for their portions of the membership fee. New Members will typically receive an Alliance Healthcard Identification Card and a Member Handbook within two weeks of our receipt of their application.
                                         28